EXHIBIT 21

                                  SUBSIDIARIES

Subsidiaries of Franklin Capital Corporation as of March 30, 2005:

      Franklin Capital Properties, LLC (Delaware)

      Patient Safety Consulting Group, LLC - formerly Franklin Medical Products, LLC (Delaware)

      SurgiCount Medical, Inc. (California)